Exhibit 5.1


                                                              February 8, 2002


Data Systems & Software Inc.
200 Route 17
Mahwah, NJ 07430

   Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 250,000 shares of its common stock, par value $.01 per share (the "Shares"), that may be issued pursuant to the Company's 1994 Stock Incentive Plan referred to in the Registration Statement (the "Plan").

On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly and validly authorized for issuance and (ii) the Shares, when issued as awards granted under the Plan or upon due exercise of options hereafter granted under the Plan, in each case in accordance with the provisions of the Plan and related option agreements (including, in the case of options to be awarded under the Plan, payment of the option exercise price provided for therein), will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sheldon Krause, a member of our firm, is the Secretary and a director of the Company.

                                           Very truly yours,


                                           s/Ehrenreich Eilenberg & Krause LLP